EX-99.14.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Ivy Funds of our report dated June 9, 2023, relating to the financial statements and financial highlights, which appears in Delaware Ivy Global Bond Fund and Delaware Ivy High Income Fund’s Annual Report on Form N-CSR for the year ended March 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accountants” and “Financial Highlights” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 17, 2024